Exhibit 10.1

______________________________________________________

LOAN AGREEMENT

Dated as of
October 9, 2008

AMONG

DENLY ACI PARTNERS, LTD. AND
THE VON WAADEN 2004 REVOCABLE TRUST
(Lenders)

AND

AMERICA WEST RESOURCES, INC.
(Borrower)

_____________________________________________________

980722v4

TABLE OF CONTENTS

Page

Section 1	General Terms [INSERT PAGE NUMBER]
1.1	Certain Definitions [INSERT PAGE NUMBER]
1.2	Other Documents; Accounting Terms [INSERT PAGE NUMBER]
1.3	Use of Pronouns [INSERT PAGE NUMBER]
1.4	Amendments, Etc. [INSERT PAGE NUMBER]
Section 2	The Loans [INSERT PAGE NUMBER]
2.1	Term Loans [INSERT PAGE NUMBER]
2.2	Use of Proceeds [INSERT PAGE NUMBER]
2.3	Interest Accrual [INSERT PAGE NUMBER]
2.4	Default Interest [INSERT PAGE NUMBER]
2.5	Accounts Stated [INSERT PAGE NUMBER]
Section 3	Representations And Warranties [INSERT PAGE NUMBER]
3.1	Authority, Etc. [INSERT PAGE NUMBER]
3.2	Financial Condition [INSERT PAGE NUMBER]
3.3	Debt, Liens, Liabilities [INSERT PAGE NUMBER]
3.4	No Default [INSERT PAGE NUMBER]
3.5	Governmental Permits [INSERT PAGE NUMBER]
3.6	Taxes [INSERT PAGE NUMBER]
3.7	Columbia Mine Lease [INSERT PAGE NUMBER]
3.8	Material Agreements [INSERT PAGE NUMBER]
3.9	No Consents Necessary [INSERT PAGE NUMBER]
3.10	No Environmental Hazard [INSERT PAGE NUMBER]
3.11	No Pending Litigation [INSERT PAGE NUMBER]
3.12	Investment Company Act [INSERT PAGE NUMBER]
3.13	Public Utility Holding Company Act [INSERT PAGE NUMBER]
3.14	Securities Acts [INSERT PAGE NUMBER]
3.15	Full Disclosure [INSERT PAGE NUMBER]
3.16	Survival of Representations and Warranties [INSERT PAGE NUMBER]
Section 4	Affirmative Covenants [INSERT PAGE NUMBER]
4.1	Reporting Requirements [INSERT PAGE NUMBER]
4.2	Legal Requirements [INSERT PAGE NUMBER]
4.3	Performance of Obligations; Payment of Debt [INSERT PAGE NUMBER]
4.4	Columbia Mine Lease [INSERT PAGE NUMBER]
4.5	Future Permits [INSERT PAGE NUMBER]
4.6	Escrow Agreement [INSERT PAGE NUMBER]
4.7	Payment of Expenses [INSERT PAGE NUMBER]
4.8	Liens and Security Interest [INSERT PAGE NUMBER]
4.9	Payment of Taxes [INSERT PAGE NUMBER]
4.10	Adequate Records; Inspection Rights [INSERT PAGE NUMBER]
4.11	Maintenance of Existence and Business [INSERT PAGE NUMBER]
4.12	Maintenance of Insurance [INSERT PAGE NUMBER]
4.13	Indemnity [INSERT PAGE NUMBER]
4.14	Further Assurances [INSERT PAGE NUMBER]
Section 5	Negative Covenants [INSERT PAGE NUMBER]
5.1	Senior or Pari Passu Debt [INSERT PAGE NUMBER]
5.2	Contingent Liabilities [INSERT PAGE NUMBER]
5.3	Liens [INSERT PAGE NUMBER]
5.4	Operating Agreements [INSERT PAGE NUMBER]
5.5	Dividends, Restricted Payments and Restricted Purchases [INSERT PAGE NUMBER]
5.6	Reorganization, Merger, Etc [INSERT PAGE NUMBER]
5.7	Transactions with Affiliates [INSERT PAGE NUMBER]
5.8	Prepayments of Other Debt [INSERT PAGE NUMBER]
5.9	Fiscal Year [INSERT PAGE NUMBER]
5.10	Limitation on Negative Pledge Clauses [INSERT PAGE NUMBER]
Section 6	General Conditions Of Borrowing [INSERT PAGE NUMBER]
6.1	Escrow Closing Proceedings [INSERT PAGE NUMBER]
6.2	Final Closing Proceedings [INSERT PAGE NUMBER]
6.3	General Proceedings [INSERT PAGE NUMBER]
6.4	Sole Benefit of Lenders [INSERT PAGE NUMBER]
Section 7	Events Of Default And Remedies [INSERT PAGE NUMBER]
7.1	Events [INSERT PAGE NUMBER]
7.2	Remedies [INSERT PAGE NUMBER]
7.3	Cumulative Rights [INSERT PAGE NUMBER]
7.4	Waivers [INSERT PAGE NUMBER]
Section 8	Miscellaneous [INSERT PAGE NUMBER]
8.1	Survival of Various Matters [INSERT PAGE NUMBER]
8.2	Notices [INSERT PAGE NUMBER]
8.3	Control [INSERT PAGE NUMBER]
8.4	Successors and Assigns [INSERT PAGE NUMBER]
8.5	Renewals [INSERT PAGE NUMBER]
8.6	No Waiver [INSERT PAGE NUMBER]
8.7	Governing Law [INSERT PAGE NUMBER]
8.8	Non-Subordination [INSERT PAGE NUMBER]
8.9	Exhibits and Schedules [INSERT PAGE NUMBER]
8.10	Severability [INSERT PAGE NUMBER]
8.11	Savings Clause [INSERT PAGE NUMBER]
8.12	Counterparts [INSERT PAGE NUMBER]
8.13	Limitation of Remedies [INSERT PAGE NUMBER]
8.14	Headings [INSERT PAGE NUMBER]
8.15	No Obligation to Make Advance [INSERT PAGE NUMBER]
8.16	Role of Lenders [INSERT PAGE NUMBER]
8.17	NO OTHER AGREEMENTS [INSERT PAGE NUMBER]
8.18	WAIVER OF JURY [INSERT PAGE NUMBER]
8.19	No Duty [INSERT PAGE NUMBER]

Exhibits

Exhibit A -                                 Compliance Certificate

Schedules

1.1 -                                 Related Party Debt
4.8 -                                 Collateral

980722v4

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated and effective on and as of October 9, 2008, by and among Denly ACI Partners, Ltd., a Texas limited partnership (the "Partnership"), and Dennis C. von Waaden, and Sally A. von Waaden, as Co-Trustees ofThe von Waaden 2004 Revocable Trust (the "Trust"), and America West Resources, Inc., a Nevada corporation (the "Borrower").  The Partnership and the Trust are hereinafter collectively referred to as the "Lenders").

RECITALS

The Borrower has requested loans from the Lenders up to the aggregate principal amount of $2,800,000.00.  The Lenders are willing to make the loans to the Borrower in reliance upon, and subject to, the representations, warranties, terms and conditions of this Agreement.

AGREEMENTS

For and in consideration of the mutual covenants and agreements herein contained, the Lenders and the Borrower have agreed and do hereby agree as follows:

Section 1

GENERAL TERMS

1.1 Certain Definitions:  As used in this Loan Agreement:

"Advance" shall mean an advance of proceeds of the Loans.

"Affiliate" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary 10% or more of the securities or interests having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person and (iii) each of such Person's officers, directors, joint venturers and partners.  For the purpose of this definition "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.  Anything herein to the contrary notwithstanding, in no event shall either of the Lenders be considered an "Affiliate" of the Borrower.

"Agreement" shall mean this Loan Agreement, as the same may be modified, amended, restated or replaced from time to time.

"Bankruptcy Code" shall mean Title 11, United States Code, 11 U.S.C. 101 et seq., as the same may be amended and in force and effect from time to time, or any successor law.

"Borrower" shall mean America West Resources, Inc., a Nevada corporation, its successors and assigns.

"Bridge Shares" shall mean the Capital Stock of the Borrower to be issued to the Lenders pursuant to the provisions of the Stock Purchase Agreement.

"C&P" shall mean C&P Coal Associates, LLC, a Utah limited liability company, and its successors and assigns as the "Lessor" under the Columbia Mine Lease.

"Capital Stock" shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation, membership interests in any Person that is a limited liability company and partnership and joint venture interests (general and limited) in any Person that is a partnership or joint venture.

"Code" shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations thereof or thereunder by the Internal Revenue Service.

"Collateral" shall mean the security for payment of the Indebtedness and performance of the Obligations as contemplated by, and referred to in, Section 4.8 of this Agreement.

"Collateral Documents" shall mean all security agreements, guaranties, collateral assignments, pledge agreements, deeds of trust, mortgages and lien instruments executed by the Borrower or others to secure, guarantee or otherwise provide for payment of the Indebtedness or performance of the Obligations, in favor of or for the benefit of the Lenders, including those which have been previously executed or are executed concurrently herewith or subsequently hereto.

"Columbia Mine" shall mean the coal mine that is the subject of the Columbia Mine Lease.

"Columbia Mine Lease" shall mean that certain Coal Mining Lease and Option to Purchase dated July 2, 2008 between C&P, as Lessor, and the Borrower as the lessee relating to that certain coal mine located in Carbon County, Utah and commonly referred to as the "Columbia Mine."

"Committed Amount" shall mean, as to the Partnership, the principal amount of $1,866,666.66 and, as to the Trust, the principal amount of $933,333.33.

"Compliance Certificate" shall mean a certificate substantially in the form of Exhibit A attached and to be executed and delivered from time to time as required by the provisions of Section 4.1(d) hereof and to be signed by an appropriate officer of the Borrower demonstrating, in reasonable detail, compliance with the covenants set forth in Section 4.1(d), and containing a statement whether to the knowledge of such officer an Event of Default or Default has occurred hereunder and, if so, whether it is continuing and specifying the steps that are being taken by the Borrower to cure the same.

"Confirmation Order" shall mean an order signed and entered of record which approves a plan of organization in the case of in re: Hidden Splendor Resources, Inc., Case No. BI-N-07-51378-gwz, United States Bankruptcy Court, District of Nevada.

"Contingent Liability" shall mean, as to any Person, any Guaranty, and any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation.

"Credit Limit" shall mean the principal amount of $2,800,000.00, being the aggregate Committed Amount of each of the Lenders.

"Debt" shall mean, as to any Person, all indebtedness as determined in accordance with GAAP and, in any event, shall include (a) all indebtedness secured by any lien upon Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or Lenders under such agreement in the event of default are limited to repossession or sale of such Property and (c) all capitalized lease obligations.  For all purposes of this Agreement, the Debt of any Person shall include all recourse Debt of any partnership and joint venture in which such Person is a general partner or a joint venturer.

"Default" shall mean any occurrence which, but for the passage of time or giving of notice or both, or the happening of any further condition, event or act, would be an Event of Default.

"Default Rate" shall mean a rate of interest equal to twenty (20%) per annum.

"Dividend" shall mean, as to any Person, (a) any declaration or payment of any dividend on, or the setting aside or the creation of a sinking fund with respect to, or the making of any pro rata distribution, loan, advance or investment to or in any holder (in its capacity as a holder) of, any Capital Stock of such Person (other than a dividend in, or distribution of, Capital Stock of the same class and series or the right to acquire Capital Stock of the same class and series), or (b) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of such Person, or the setting aside of funds or the creation of a sinking fund with respect thereto.

"Environmental Laws" shall mean any and all present and future federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

"Escrow Agent" shall mean the Person named as Escrow Agent in the Escrow Agreement.

"Escrow Agreement" shall mean the escrow agreement described in Section 4.6 hereof.

"Escrow Funds" shall mean the "Escrow Property" as that term is defined in the Escrow Agreement.

"Escrow Closing Date" shall mean the date of this Agreement or such later date as may be agreed to in writing by the Lenders.

"Event of Default" shall mean any of the events specified or referred to in Section 7.1 of this Agreement with respect to which any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, has been satisfied.

"Final Closing Date" shall mean the date that a Confirmation Order becomes a Final Confirmation Order, but no earlier than fifteen (15) days after the entry of the Confirmation Order and no later than December 5, 2008.

"Final Confirmation Order" shall mean a Confirmation Order with respect to which there is no pending motion for reconsideration, rehearing or the like, and no pending appeal, and the time for filing any such motion or appeal has expired.

"GAAP" shall mean, as to a particular Person and subject to the provisions of Section 1.2, such accounting practice as, in the opinion of the independent accountants of recognized standing regularly retained by such Person and acceptable to the Lenders, conforms at the time to generally accepted accounting principles, consistently applied.  Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the Person furnished to the Lenders, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.

"Governmental Authority" shall mean any governmental authority, including that of the United States of America, any State of the United States, any foreign country, and any political subdivision of any of the foregoing, and any domestic or foreign agency, department, commission, board, bureau or court having jurisdiction over the Borrower or the Columbia Mine.

"Governmental Permits" shall mean all certificates, licenses, permits and no action letters from any Governmental Authority required to evidence full compliance by the Borrower and its Subsidiaries and conformance of their respective Properties with all Legal Requirements applicable to the Borrower and its Subsidiaries and the development, management and operation of their respective Properties, including without limitation the Columbia Mine.

"Guaranty" shall mean, as to a Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any agreement which assures any creditor or such other Person payment or performance of any obligation, or any take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit (without duplication of any amount already included in Debt).

"Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, insulation, transformers or other equipment that in each case contains dielectric fluid containing polychlorinated biphenyls, (b) any chemicals or other material or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", recontaminants", "pollutants" or words of similar import under any Environmental Laws and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Laws.

"herein," "hereof," "hereto," "hereunder" and similar terms, shall refer to this Agreement and not to any particular section or provision of this Agreement.

"Hidden Splendor" shall mean Hidden Splendor Resources, Inc., a Nevada corporation, and wholly owned Subsidiary of the Borrower.

"Impermissible Qualification" shall mean, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification (a) which is of a "going concern" or similar nature; (b) which relates to the limited scope of examination or matters relevant to such financial statement not in accordance with GAAP; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default or Event of Default.

"Indebtedness" shall mean all sums at any time and from time to time owed by the Borrower to the Lenders under this Agreement, including principal and interest on the Notes, and any and all other indebtedness now or hereafter to become owing pursuant to any of the other Loan Documents.

"Indemnified Matters" shall have the meaning given such term in Section 4.13(a).

"Indemnitees" shall have the meaning given such term in Section 4.13(a).

"Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including (without limitation) any order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other Governmental Authority.

"Lenders" shall mean, collectively, the Partnership and the Trust, and their respective successors and assigns.

"Liabilities" shall mean all Debt and other items of indebtedness or liability (except capital and surplus, but including reserves other than those deducted in determining Tangible Assets) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet.

"Liens" shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an operating lease).

"Litigation" shall mean any proceeding, claim, lawsuit, arbitration, and investigation conducted or threatened by or before any Governmental Authority, including without limitation proceedings, claims, lawsuits, and investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, tax, or other law, or under or pursuant to any contract, agreement, or other instrument.

"Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents, the Escrow Agreement, the Subordination Agreements, the Tri-Party Agreement and all other documents, financing statements, agreements, and certificates executed and delivered by any Person in connection with any thereof.  Anything herein to the contrary notwithstanding, the Stock Purchase Agreement is not, and shall not be deemed to be, a Loan Document.

"Loans" shall mean the loans referred to in Section 2.1 of this Agreement.

"Material Adverse Change" shall mean any circumstance or event that (a) can reasonably be expected to cause a Default or Event of Default, (b) otherwise can reasonably be expected to (i) be material and adverse to the continued operation of the Borrower and its Subsidiaries taken as a whole, or (ii) be material and adverse to the financial condition, business operations, prospects or Properties of the Borrower and its Subsidiaries taken as a whole, or (c) in any manner whatsoever does or can reasonably be expected to materially and adversely affect the validity or enforceability of any of the Loan Documents.

"Maturity Date" shall mean October 9, 2009.

"Maximum Lawful Amount" shall mean the maximum amount of non-usurious interest, and "Maximum Lawful Rate" shall mean the maximum rate of non-usurious interest, permitted with respect to the indebtedness evidenced by the Notes from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law.  Use of the term Maximum Lawful Amount shall not be deemed to imply or affirm that there is any Maximum Lawful Amount applicable to the Notes.

"Notes" shall mean the promissory notes evidencing the Loans and delivered or to be delivered to the Lenders by the Borrower pursuant to this Agreement, together with any and all renewals, extensions, modifications and rearrangements thereof.

"Obligations" shall mean any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by the Borrower as set forth in this Agreement, the Notes and any other Loan Documents.

"Operating Agreement" shall mean one or more agreements executed by the Borrower prior hereto, contemporaneously herewith or at any time hereafter and pursuant to which the Borrower contracts with another Person for any or all of the development, management or operation of the Columbia Mine.

"Permitted Liens" shall mean:

(a)            Liens on Property of the Borrower existing on the Escrow Closing Date, provided that such Liens shall secure only those obligations which they secure on the Escrow Closing Date;

(b)            any Lien existing on any Property of the Borrower prior to the acquisition thereof by the Borrower, provided that: (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other Property of the Borrower;

(c)            Liens for Taxes to the extent nonpayment thereof shall be permitted by Section 3.6 hereof;

(d)            Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable;

(e)            Deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            Zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(g)            Purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower, provided that (i) such Liens secure Debt permitted by the terms of this Agreement, (ii) such Liens are incurred, and the Debt secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Debt secured thereby does not exceed 85% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction), and (iv)such Liens do not apply to any other Property of the Borrower;

(h)            Liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside on its books adequate reserves with respect to such judgment or award;

(i)            Deposits, liens or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(j)            Deposits, Liens or pledges made in connection with any equipment leasing, provided that (i) such Liens secure Debt permitted by the terms of this Agreement, (ii) the Debt secured thereby does not exceed 85% of the lesser of the cost or the fair market value of the equipment being lease at the time such lease is entered into, and (iii)such Liens do not apply to any Property of the Borrower other than the equipment being leased; and

(g)            Liens securing the payment of the Indebtedness and performance of the Obligations.

"Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association, Governmental Authority or any other form of entity.

"Proper Form" shall mean such form as is satisfactory in form and substance to the Lenders and legal counsel for the Lenders.

"Property" shall mean all types of real, personal, tangible, intangible, or mixed property, whether owned in fee simple or leased.  The term "Property" shall include, but shall not be limited to, the Columbia Mine Lease and the Columbia Mine, together with all rights appurtenant to each thereof.

"Related Party Debt" shall mean Debt owing by the Borrower to related parties described on Schedule 1.1 attached.

"Restricted Payments" shall mean any Dividend or any direct or indirect distribution, dividend or other payment on account of any general or limited partnership interest in (or the setting aside of funds for, or the establishment of a sinking fund or analogous fund with respect to), or shares of Capital Stock or other securities of, the Borrower or any Subsidiary.

"Restricted Purchases" shall mean any payments (or the setting aside of funds for, or the establishment of a sinking fund with respect to) on account of the purchase, redemption or other acquisition or retirement of any general or limited partnership interest in, or shares of Capital Stock or other securities of, the Borrower or any of its Subsidiaries.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the United States Securities Act of 1933, as amended.

"Stock Purchase Agreement" shall mean that certain Common Stock Purchase Agreement of even date herewith among the Borrower and the Lenders, as the same may be modified or amended.

"Subordination Agreements" shall mean subordination agreements in Proper Form among the Borrower, the Lenders and the holders of the Related Party Debt pursuant to which the payment of the Related Party Debt is subordinated to the payment of the Indebtedness and performance of the Obligations.

"Taxes" shall mean all taxes, assessments, imposts, fees, and other charges at any time imposed by any laws or Governmental Authority.

"Tri-Party Agreement" shall mean an agreement among the Borrower, the Lenders and C&P (together with the mortgagee of the Columbia Coal Mine, if any), in Proper Form, and pursuant to which C&P (and its mortgagee, if any) agree, among other things, (i) to give the Lenders notice of any default under the Columbia Mine Lease and a reasonable opportunity to cure the same, (ii) not to terminate the Columbia Mine Lease because of an uncurable default, such as a bankruptcy proceeding or failure to comply with applicable laws) so long as the Lenders cause all monetary obligations to be satisfied and are proceeding in good faith to foreclose their Liens upon the Columbia Mine Lease, (iii) to recognize the Lenders or their nominee or assigns as the lessee under the Columbia Mine Lease upon the foreclosure or assignment thereof to the Lenders, their nominee or assigns, (iv) that the interests of the Borrower and the Lenders will not be disturbed so long as the lease obligations are performed, subject to the Lenders' right to maintain the Columbia Mine Lease without curing uncurable defaults as provided herein, and (v) that the Liens of such mortgagee, if any, upon the Columbia Mine or Columbia Mine Lease, or both, will be released upon the closing of the option to purchase set forth in the Columbia Mine Lease.

1.2 Other Documents; Accounting Terms.  All terms defined in this Agreement shall be used with such defined meanings when used in any note, certificate, schedule, report or other document made or delivered pursuant to this Agreement, unless specifically required otherwise.  Each accounting term not specifically defined herein shall have the meaning given in accordance with GAAP and, when applied to a Person, shall mean such Person and its Subsidiaries on a consolidated basis, unless otherwise expressly stated.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principal or practice and such change results in a change in the method or calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result being that the criteria for evaluating the Borrower's financial condition shall be the same after such change as if such change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated as if such change had not occurred.

1.3 Use of Pronouns.  Terms defined or used in the singular shall include the plural, and those in the plural shall include the singular, unless the context shall otherwise require, and the use of masculine, feminine and neuter pronouns shall include each gender as the context may require.

1.4 Amendments, Etc.  Unless the context otherwise requires or unless otherwise provided, the terms defined in Section 1.1 hereof which mean or refer to a particular agreement, instrument or document shall also mean, refer to and include when appropriate all amendments, renewals, extensions, substitutions and modifications of such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize the execution or entering into by any Person of any such renewal, extension or modification except as may be permitted by other provisions of this Agreement.

Section 2

The Loans

2.1 Term Loans.

(a) Upon and subject to the terms and conditions of this Agreement, each Lender agrees to advance a loan to the Borrower in a single advance equal to the respective Lender's Committed Amount for the purpose specified in Section 2.2 of this Agreement.

(b) The obligation of the Borrower to repay the Loans shall be evidenced by its 17% Secured Promissory Notes, in Proper Form, and payable to the order of the Lenders.  Except as otherwise provided herein and in the Notes, the outstanding principal balance of each Promissory Note shall bear interest at a rate equal to seventeen percent (17%) per annum with all principal and interest outstanding under such Promissory Note being due and payable in full on the Maturity Date.  While any Event of Default exists and also following any acceleration of the maturity of the Indebtedness, the Borrower shall pay interest (after as well as before the entry of any judgment thereon to the extent permitted by law) on all outstanding Indebtedness at a rate equal to the Default Rate.

2.2 Use of Proceeds.  The proceeds of the Loans shall be used solely as follows:

(a) On the Escrow Closing Date, subject to the provisions of Section 6.1 hereof, $2,250,000.00 of the proceeds of the Loans shall be deposited with the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement.  The balance of the proceeds will be deposited to the Escrow Agent at the Final Closing Date, subject to the provisions of Section 6.2 hereof.

(b)  On the Final Closing Date, if all conditions to the final closing of the Loans as set forth in Section 6.2 hereof have been satisfied and remain satisfied and the Lenders have not previously instructed the Escrow Agent to deliver the Escrow Funds to the Lenders pursuant to Section 7.2(e) hereof, then the Escrow Funds shall be distributed by the Escrow Agent (and the Borrower and the Lenders shall so instruct the Escrow Agent) in accordance with the terms of the Escrow Agreement, as follows:

(i) $2,250,000 shall be distributed to Hidden Splendor, debtor in possession, to pay off obligations of Hidden Splendor pursuant to Hidden Splendor’s Plan of Reorganization as confirmed by a Final Confirmation Order;

(ii) upon Hidden Splendor’s emergence from bankruptcy, (a) $300,000 shall be distributed by the Escrow Agent as commissions to Riverstone Wealth Management; and

(iii) the remaining funds shall be distributed by the Escrow Agent to pay the Borrower’s obligations under the Columbia Mine Lease.

(c)  On the Final Closing Date, if all conditions to the final closing of the Loans as set forth in Section 6.2 hereof have not been satisfied or the Lenders have not previously instructed the Escrow Agent to deliver the Escrow Funds to the Lenders pursuant to Section 7.2(e) hereof, then the Escrow Funds shall be distributed by the Escrow Agent to the Lenders in accordance with the terms of the Escrow Agreement.

(d) None of the Proceeds shall be used for personal, household or agricultural purposes.

2.3 Interest Accrual.  Interest on the Notes shall be calculated at a daily rate based on a year of 360 days, with the daily rate so determined being applied for the actual number of days elapsed, provided that in no event shall the amount of interest payable hereunder exceed the Maximum Lawful Amount.

2.4 Default Interest.  During the continuation of (a) any Default or (b) any Event of Default, the Borrower shall pay, on demand, at the Lenders' option, interest on the principal amount of the Loans outstanding and on all other Obligations due and unpaid hereunder or under any other Loan Document at a per annum rate equal to the Default Rate.  Following the maturity of the Loans, whether by acceleration or otherwise, the Borrower shall pay, on demand, at the Lenders' option, interest (after as well as before judgment to the extent permitted by applicable law) on the principal amount of the Loans outstanding and on all other Obligations due and unpaid hereunder or under any other Loan Document at a per annum rate equal to the Maximum Lawful Rate.

2.5 Accounts Stated.  All statements of account rendered by the Lenders to the Borrower relating to any Obligation or Indebtedness, including without limitation all statements of principal, interest, expenses and costs owing by the Borrower to the Lenders, shall be presumed correct and accurate and shall constitute an account stated between the Borrower and the Lenders unless, within thirty (30) days after receipt thereof by the Borrower, the Borrower shall deliver to the Lenders written objection thereto, specifying the error or errors, if any, contained in such statement.

Section 3

Representations And Warranties

The Borrower represents and warrants to the Lenders that:

3.1 Authority, Etc.. The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Borrower has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver, and perform its obligations under the Loan Documents, and all necessary corporate action has been taken (including any necessary shareholder approvals) for the execution, delivery and performance of its obligations under this Agreement, the Notes and the other Loan Documents to which the Borrower is a party and the performance by the Borrower of its obligations hereunder and thereunder and each thereof is the valid and binding obligation of the Borrower, enforceable in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and principles of equity. All outstanding Capital Stock of the Borrower and each of its Subsidiaries is validly issued and fully paid and nonassessable.  The Borrower and each of its Subsidiaries is duly qualified to do business in and is in good standing in each jurisdiction in which the nature of the business it conducts makes such qualification necessary.

3.2 Financial Condition.  The financial statements of the Borrower which are on file with the SEC as of the Escrow Closing Date are true, complete and correct, have been prepared in accordance with GAAP, and fully and accurately reflect the financial condition of the Borrower, as of the dates and for the periods stated.  No Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower since the date of the most recent thereof.

3.3 Debt, Liens, Liabilities.  The Borrower and its Subsidiaries have no outstanding Debt, Liens, or Contingent Liabilities except as shown on its financial statements on file with the SEC as of the Escrow Closing Date.  Except for Liabilities incurred in the normal course of business and not material in amount (either individually or in the aggregate), the Borrower and its Subsidiaries have no liabilities, direct or contingent, that have arisen or been incurred or accrued subsequent to the date of the most recent thereof.

3.4 No Default.  As of the Escrow Closing Date, no Event of Default nor Default exists and neither the Borrower nor any of its Subsidiaries is in default in any respect under any Legal Requirement binding upon or affecting the Borrower or any of its Subsidiaries or by which any of the Properties of the Borrower or any of its Subsidiaries may be bound or affected, or under any agreement or other undertaking or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound, and nothing has occurred which would adversely affect in any material respect the ability of the Borrower or its Subsidiaries to carry on their respective businesses or perform their respective obligations under any Legal Requirement or other undertaking or agreement.  The execution and delivery of this Agreement, the Notes and the other Loan Documents by the Borrower, and the performance of the obligations and consummation of the transactions contemplated herein and therein do not and will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, (i) the articles of incorporation or bylaws of the Borrower or (ii) any bond, debenture, note or other evidence of indebtedness or (iii) any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its Properties are bound, or result in any violation by the Borrower of any Legal Requirement.  Neither the Borrower nor any of is Subsidiaries is in violation of, and the execution, delivery and performance by the Borrower of the Loan Documents will not result in violation of, any Legal Requirement to which it or any of its Subsidiaries may be subject.

3.5 Governmental Permits.  To the best of the Borrower's knowledge, no claim has been asserted by any Person with respect to the use of any of the Borrower's or any of its Subsidiaries' Governmental Permits.  The Borrower knows of no impediments to the granting to the Borrower and its Subsidiaries, as the case may be, of any  future Governmental Permits and expects to receive the same at such time as required for the Borrower or its Subsidiaries, as the case may be, to carry on their respective businesses as presently conducted and as proposed to be conducted.

3.6 Taxes.  The Borrower and its Subsidiaries (except as provided for in connection with Hidden Splendor's Plan of Reorganization as confirmed by a Final Confirmation Order) have filed all federal, state and other tax returns that are required to be filed by any of them.  The Borrower and its Subsidiaries have paid all Taxes as shown on any such returns, as well as all other Taxes, to the extent due and payable by any of them.  All liabilities for Taxes of the Borrower and its Subsidiaries are adequately provided for on their books, including interest and penalties, and adequate reserves have been established therefor in accordance with GAAP.  No liability for income Taxes, state or federal, has been asserted by taxing authorities for Taxes in excess of those already paid and no taxing authority has notified the Borrower or any of its Subsidiaries of any deficiency in any tax return.

3.7 Columbia Mine Lease.  The Borrower has delivered to the Lenders true, correct and complete copies of the Columbia Mine Lease and all documents and instruments representing and describing its coal reserves, the value thereof and the title thereto which are in the Borrower's possession or otherwise known by the Borrower to exist.  The Columbia Mine Lease is valid and subsisting with no default existing and, to the best of the knowledge of the Borrower, no default threatened.  The Borrower has good and indefeasible leasehold title to the Columbia Mine pursuant to the Columbia Mine Lease, subject to no Liens other than Permitted Liens.  The Columbia Mine Lease contains no provision which materially adversely affects the Borrower's ability to develop, manage and operate the Columbia Mine.  To the best of the Borrower's knowledge, C&P owns good and indefeasible title to the Columbia Mine free and clear of all Liens other than the Columbia Mine Lease and Permitted Liens.  As of the Escrow Closing Date, there are no Operating Agreements.

3.8 Material Agreements.  There are no material agreements entered into by or affecting the development, management and operation of the Columbia Mine, other than the Columbia Mine Lease.

3.9 No Consents Necessary.  No consent or approval of any third party, including, without limitation, any Governmental Authority, is required in connection with the execution, delivery or performance by the Borrower of this Loan Agreement, the Notes or any other Loan Document.

3.10 No Environmental Hazard.  The Borrower and its Subsidiaries are in compliance with all Environmental Laws applicable to them and the development, management and operation of their respective Properties including, without limitation, the Columbia Mine, and there is not now pending, nor, to the best knowledge of the Borrower, threatened, any action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries seeking to enforce any right or remedy under any of the Environmental Laws.  No notice has been served on the Borrower or any of its Subsidiaries from any entity, Governmental Authority, or individual claiming any violation of any Environmental Laws, or demanding payment or contribution for environmental damage or injury to natural resources.

3.11 No Pending Litigation.  No Litigation is pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, except as set forth in the Borrower's filings with the SEC, and none of such pending litigation involves any of the transactions contemplated by this Agreement or could, if adversely determined, cause a Material Adverse Change.

3.12 Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

3.13 Public Utility Holding Company Act.  Neither the Borrower nor any of its Subsidiaries is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended ("PUHC Act").  Further, none of the transactions contemplated under the Loan Documents shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Notes, the liabilities of the Borrower under any of the Loan Documents or any liens created under the Collateral Documents.

3.14 Securities Acts.  The Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act, or any other law, and is not violating any material rule, regulation or requirement under the Securities Act, or the Securities and Exchange Act of 1934, as amended.  The Borrower is not required to qualify this Agreement or any other Loan Document as an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

3.15 Full Disclosure.  Neither this Agreement nor any certificate or statement or any other data furnished by the Borrower in connection with the negotiation of this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact known to the Borrower necessary to make the statements contained herein or therein not misleading.

3.16 Survival of Representations and Warranties.  All representations and warranties contained in this Agreement and any other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders, any investigation or inquiry by the Lenders, or by the making of the Loans.

Section 4

Affirmative Covenants

Until all Indebtedness has been paid and all Obligations performed, the Borrower covenants and agrees with the Lenders as follows:

4.1 Reporting Requirements.  The Borrower will promptly furnish to the Lenders from time to time the following information regarding the business affairs and financial condition of the Borrower:

(a)  As soon as possible and in any event within five (5) days after the occurrence of any Event of Default or Default the Borrower will give a written statement to the Lenders of the default, setting forth details of such Event of Default or Default, the period of existence thereof and the action which the Borrower has taken and proposes to take with respect thereto.

(b) As soon as available and in any event within 45 days after the end of each fiscal quarter, (x) unaudited financial statements (balance sheet and the related statements of consolidated and consolidating income and retained earnings and of cashflows, setting forth in comparative form the figures for the previous fiscal year) of the Borrower (covering at least the statements mentioned above) for the fiscal quarter then ending, and for the year to date.

(c) As soon as available and in any event within 90 days after the end of each of the Borrower's fiscal years, audited financial statements (balance sheet and the related statements of consolidated and consolidating income and retained earnings and of cashflows, setting forth in comparative form the figures for the previous fiscal year) of the Borrower certified without any Impermissible Qualification by an independent accountant satisfactory to the Lenders that such financial statements fairly present the financial position of the Borrower in conformity with GAAP.

(d)  Promptly, and in any event within 30 days after the end of each calendar month, the Borrower shall deliver to the Lenders a Compliance Certificate.

(e) Promptly upon receipt thereof, copies of all material reports or letters submitted to the Borrower or any of its Subsidiaries by any accountants in connection with any annual, interim, or special audit, including without limitation the comment letter submitted to management in connection with any such audit.

(f) As soon as possible and in any event, within 10 days after the Borrower's obtaining notice thereof, the Borrower shall give a written report to the Lenders of all Litigation (other than Litigation being defended by an insurance carrier without reservation as to coverage and seeking recovery of amounts within the limits of said coverage), together with a statement of the Borrower's president or vice president describing the allegations of such Litigation, and the action being taken or proposed to be taken with respect thereto.

(g) Promptly upon their becoming available, the Borrower shall deliver to the Lenders copies of all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business of the Borrower.

(h) Promptly upon preparation thereof, the Borrower shall deliver to the Lenders copies of all material reports or financial statements that the Borrower files with any state or federal regulatory agency, including (without regard to the materiality thereof) copies of all filings made with the SEC.

(i) Such other information as the Lenders may reasonably request from time to time.

4.2 Legal Requirements.  The Borrower will (and will cause its Subsidiaries to) comply in all material respects with all Legal Requirements applicable to it and its Subsidiaries.

4.3 Performance of Obligations; Payment of Debt.  The Borrower will pay the Notes according to the reading, tenor and effect of each thereof and will perform and discharge or cause to be performed and discharged the obligations provided to be performed and discharged under this Agreement and the other Loan Documents.  The Borrower shall, and shall cause each of its Subsidiaries to, pay its Debt as and when due (or within any applicable grace period), unless payment thereof is being contested in good faith by appropriate proceedings, action to foreclose on any Properties of the Borrower or its Subsidiaries, as the case may be, is properly stayed, and adequate reserves have been established for the payment thereof.  The foregoing notwithstanding, the Lenders acknowledge that Hidden Splendor is bound by the terms of Hidden Splendor's Plan of Reorganization, as confirmed by a Final Confirmation Order, and any conflict between this Agreement and such confirmed Plan of Reorganization, insofar only as Hidden Splendor is concerned, will be in favor of such confirmed Plan of Reorganization.

4.4 Columbia Mine Lease.  The Borrower shall faithfully and timely perform it's obligations under the Columbia Mine Lease and shall not amend, modify or terminate the same, nor suffer or permit anything to occur, which may cause the modification or termination or expiration of the Columbia Mine Lease, or of any obligations of any party thereunder, or which may diminish or impair the value thereof.  Following any election of the Borrower to exercise its option to purchase the Columbia Mine, the Borrower shall consummate such person in accordance with the provisions of the Columbia Mine Lease.

4.5 Future Permits.  The Borrower and its Subsidiaries will use their best efforts to obtain, as needed, all Governmental Permits from each Governmental Authority necessary for the development, management and operation of their respective Properties, including (without limitation) the Columbia Mine.

4.6 Escrow Agreement.  The Borrower shall enter into the Escrow Agreement on the Escrow Closing Date with the Lenders and an escrow agent satisfactory to the Lenders, which Escrow Agreement shall be in Proper Form and pursuant to which the Borrower shall agree to escrow the funds received from the Loans and make certain other deposits as provided herein and therein.  Pursuant to the Escrow Agreement, the Borrower agrees that the funds shall be disbursed as follows: (i) $2,250,000 shall be used to pay the obligations of Hidden Splendor, pursuant to Hidden Splendor’s Plan of Reorganization as confirmed by a Final Confirmation Order; (ii) upon Hidden Splendor’s emergence from bankruptcy, (a) $300,000 shall be paid as commissions to Riverstone Wealth Management; and (b) the remaining funds shall be used to pay the Borrower’s obligations under the Columbia Mine Lease as the same become due and payable.   Pursuant to the Escrow Agreement, the Borrower agrees to pay $35,000 per month (or such greater amount as may be necessary to make payments due under the Columbia Mine Lease) to the Escrow Agent (as defined in the Escrow Agreement) to be used to make payments of the Borrower pursuant to the Columbia Mine Lease.  The payments shall begin on November 1, 2008 and each subsequent month thereafter for as long as the Indebtedness remains unpaid and the Obligations remain outstanding.

4.7 Payment of Expenses.  To the extent not prohibited by applicable law and subject to the provisions of Section 8.11 hereof, the Borrower will pay all costs and expenses and reimburse the Lenders for any and all expenditures of every character incurred or expended from time to time by the Lenders to third parties for services rendered in connection with the Lenders' negotiation, documenting and closing the transactions reflected by the provisions of this Agreement and any amendments, modifications, replacements and additions hereto and to the other Loan Documents, as well as evaluating, monitoring, administering and protecting the Loans and the Collateral and creating, perfecting and realizing upon the Lenders' security interest in and liens upon the Collateral, and all costs and expenses incurred or expended by the Lenders to third parties for services rendered and related to the Lenders' exercising any of its rights and remedies hereunder, under this Agreement, the Notes, or any of the other Loan Documents, or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, Taxes, brokerage fees and commissions, fees incident to security interests, liens and other title searches and reports, escrow fees, attorney's fees, legal expenses, court costs, auctioneer fees and expenses, other fees and expenses incurred in connection with liquidation or sale of the Collateral and all other professional fees.  Any amount to be paid hereunder by the Borrower to the Lenders, to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until reimbursed to the Lenders by the Borrower at the Default Rate.

4.8 Liens and Security Interest.

(a) To secure payment of the Indebtedness and performance of the Obligations, and as a condition of any approval by the Lenders of the Loans, the Borrower shall grant and create (or cause to be granted and created) in favor of the Lenders a first, prior and perfected security interest in and to, and Lien upon, and assignment of, all collateral which is described on Schedule 4.8 attached hereto.  The Borrower shall execute and deliver (or cause to be executed and delivered) from time to time the Collateral Documents to the Lenders together with all such other instruments, documents, certificates, assignments, financing statements, and other items as required by the Lenders to create and perfect the Liens, security interests and assignments described herein and shall cause such of the Collateral Documents as the Lenders may require to be filed or recorded and shall pay all costs and expenses of doing so.

(b)  With respect to any Property of the types defined as Collateral that are acquired or created after the Escrow Closing Date or in which a first-priority lien in favor of the Lender has not been granted as of the Escrow Closing Date, the Borrower shall promptly grant or cause to be granted to the Lender a Lien on all such Property and interests, free of all Liens except those expressly permitted hereby. The Borrower, at its own expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument reasonably deemed by the Lender to be necessary or desirable for the creation, perfection, renewal and continuation of the foregoing Liens and shall pay, or cause to be paid, all Taxes, fees and reasonable legal expenses related to such registration, filing or recording. All such Collateral Documents shall be in Proper Form.

4.9 Payment of Taxes  The Borrower will and will cause each of its Subsidiaries to, promptly pay and discharge all lawful Taxes imposed upon it or upon its income or profit or upon any Property belonging to it, unless such Tax shall not at the time be due and payable, or if the validity thereof shall currently be contested on a timely basis in good faith by appropriate proceedings (provided that the enforcement of any Liens arising out of any such nonpayment shall be stayed or bonded during the proceedings) and adequate reserves with respect to such Tax shall have been established.  The foregoing notwithstanding, the Lenders acknowledge that Hidden Splendor is bound by the terms of Hidden Splendor's Plan of Reorganization, as confirmed by a Final Confirmation Order, and any conflict between this Agreement and such confirmed Plan of Reorganization, insofar only as Hidden Splendor is concerned, will be in favor of such confirmed Plan of Reorganization.

4.10 Adequate Records; Inspection Rights.  The Borrower shall keep (and shall cause each or its Subsidiaries to keep) adequate records and books of account, in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined.  The Borrower shall, and shall cause each of its Subsidiaries to permit the Lenders, to examine and make copies or any abstracts from their records and books of account, to visit and inspect their Properties and to discuss their affairs, finances, and accounts with any of their directors, officers, employees, accountants, attorneys and other representatives, all as the Lenders may reasonably request.

4.11 Maintenance of Existence and Business.  The Borrower shall, and shall cause its Subsidiaries to:

(a) Preserve and maintain, or timely obtain and thereafter preserve and maintain (i) material rights, authorizations and consents, privileges and all material Governmental Permits which in the good faith judgment of it's board of directors is deemed necessary or desirable to conduct its business in the ordinary course, and (ii) its existence; and

(b) Qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization.

4.12 Maintenance of Insurance.  The Borrower shall, and shall cause its Subsidiaries to, maintain insurance from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for responsible companies, but in no event less than the amount and types insured as of the Escrow Closing Date.  Each insurance policy with respect to the Columbia Mine or potential liabilities arising from the development, management and operation thereof shall name the Lenders as additional insureds, or loss payees, as appropriate, and provide for at least 30 days' prior notice to the Lenders of any proposed termination or cancellation of such policy, whether or account of default or otherwise.

4.13 Indemnity.

(a)  The Borrower agrees to defend, protect, indemnify and hold harmless the Lenders, their respective Affiliates, and each of their respective (including such Affiliates') trustees, officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto or such proceeding shall have actually been instituted), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations, under common law or at equitable cause, or on contract, tort or otherwise), arising from or connected (a) with the past, present, or future operations of the Borrower, any of its Subsidiaries, any Affiliate or any predecessors in interest, or (b) with the management, operation and conduct of the business and affairs of the Borrower and any of its Subsidiaries, or as a result of any assertion or claim of any liability or responsibility of the Lenders for the payment or performances of any indebtedness or obligation of the Borrower or any of its Subsidiaries, or (c) with the past, present or future environmental condition of the Property of the Borrower, any of its Subsidiaries, any Affiliate or any predecessors in interest, or (d) in any way relating to or arising out of this Agreement, the Loan Documents, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, including in connection with, or as a result, in whole or in part, of any negligence of the Lenders, or based upon or asserted on the basis of strict liability, or the use or intended use of the proceeds of the Loans hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding any claim or liability that arises as the result of (i) the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction, and (ii) the act, omission, event or circumstances (including, without limitation, a violation of any Environmental Law) taken, or caused, solely by the Lenders at any time after the Lenders takes possession of, or otherwise forecloses upon, any Collateral (collectively, "Indemnified Matters").  In addition, the Borrower shall periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter.

(b) The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Lenders, and all other Indemnitees.  The obligations of the Borrower under this Section shall survive (i) the execution of this Agreement and (ii) any termination of this Agreement and payment of the Obligations.

(c) THE INDEMNITY IN THIS SECTION WILL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE BUT WILL NOT APPLY TO THE EXTENT THE LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNITEE.

4.14 Further Assurances.  The Borrower shall perform or cause to be performed any and all things the Lenders may hereafter request to protect, perfect or more fully evidence the rights and agreements established or contemplated by this Agreement.

Section 5

Negative Covenants

Until all Indebtedness has been paid and all Obligations performed, the Borrower covenants and agrees with the Lenders as follows:

5.1 Senior or Pari Passu Debt.  The Borrower shall not incur, create, assume, guarantee or permit to exist any Debt that ranks senior in priority to, or pari passu with, the Indebtedness or Obligations, except for (i) Debt existing on the Escrow Closing Date and only to the extent that such Debt ranks pari passu with, but not senior to, the Indebtedness and Obligations, and (ii) Debt created as a result of a subsequent financing if the gross proceeds to the Borrower of such financing are equal to or greater than the aggregate principal amount of the Loans and the Indebtedness is repaid in full upon the closing of such financing.

5.2 Contingent Liabilities.  The Borrower shall not incur, create, assume, become or be liable in any manner in respect of, or suffer to exist, any Contingent Liabilities, except Contingent Liabilities in existence on the Escrow Closing Date and only to the extent that such Contingent Liabilities rank pari passu with, but not senior to, the Indebtedness and Obligations.  Anything herein to the contrary notwithstanding, the Borrower may guarantee Debt of Hidden Splendor up to the principal amount of $1,500,000.00 so long as such guaranty is unsecured and is required by the terms of a plan of reorganization as confirmed by a Final Confirmation Order and only to the extent that such Contingent Liabilities rank pari passu with, but not senior to, the Indebtedness and Obligations.

5.3 Liens.  The Borrower shall not create or suffer to exist any Lien upon any of its Properties, except Permitted Liens.  The foregoing notwithstanding, the Borrower shall neither create, incur, assume nor permit to exist any Lien upon the Columbia Mine Lease, other than Liens in favor of the Lender.

5.4 Operating Agreements.  The Borrower shall not enter into any Operating Agreements without the prior written consent of the Lenders.  All Operating Agreements shall be assigned to the Lenders as Collateral in accordance with the provisions of Section 4.8(b) hereof.

5.5 Dividends, Restricted Payments and Restricted Purchases.  The Borrower shall not declare or pay Dividends, or make any Restricted Payments or Restricted Purchases.

5.6 Reorganization, Merger, Etc.  The Borrower will not reorganize, merge or consolidate with or acquire all or substantially all of the assets or Capital Stock of any Person, convert its organizational structure to a different form of entity, enter into any joint ventures, create subsidiaries, or make any other substantial change in its capitalization, organizational structure, or character of its business.

5.7 Transactions with Affiliates.  Any other provision of this Agreement notwithstanding, the Borrower shall not carry on any transaction with any Affiliate, except at arm's length on terms no less favorable to the Borrower than otherwise obtainable in the marketplace generally.

5.8 Prepayments of Other Debt.  The Borrower will not at any time prepay any Debt which it may owe to parties other than the Lenders and shall make no payments with respect to Subordinated Debt, except as otherwise set forth in Subordination Agreement, which provides that Borrower may make payments on the Related Party Debt at any time so long as the Borrower has raised the aggregate of $3,000,000.00 in equity financing by December 31, 2008.

5.9 Fiscal Year.  The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year.

5.10 Limitation on Negative Pledge Clauses.  The Borrower shall not enter into any agreement, other than this Agreement and the other Loan Documents, or any purchase money mortgages or financing leases permitted by this Agreement (a) which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Liens upon the Columbia Mine Lease, or (b) which prohibits or requires the consent of any Person to any amendment, modification or supplement to this Agreement or any of the other Loan Documents.

Section 6

General Conditions Of Borrowing

6.1 Escrow Closing Proceedings.  The making of the first Advances in the aggregate principal amount of Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($2,250,000.00) on the Escrow Closing Date to the Escrow Agent shall be subject to the following conditions, in addition to those stated in other provisions of this Agreement (the Lenders having no obligation to make such Advances in the event any one or more of such conditions has not been satisfied, or having previously been satisfied does not remain satisfied, on the Escrow Closing Date):

(a) This Agreement shall have been duly and validly executed and delivered by the Borrower and the Lenders.

(b) The Notes shall have been duly and validly executed and delivered by the Borrower to the Lenders.

(c) The Escrow Agreement shall have been duly and validly executed and delivered by the parties thereto.

(d) The Borrower shall have duly and validly executed and delivered or caused to be executed and delivered to the Lenders a collateral assignment of the Escrow Agreement in Proper Form.

(e) The Borrower shall have delivered or caused to be delivered to the Lenders an officers' certificate in Proper Form certifying the following matters to the Lenders:

(i) Resolutions of its Board of Directors, which resolutions shall authorize the execution, delivery and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which the Borrower is a party and which shall authorize the consummation and performance of the transactions contemplated hereby and thereby;

(ii) The incumbency of its officers with specimen signatures of its President, Vice President, Treasurer, Secretary and other officers who will sign this Agreement, the Notes or any of the other Loan Documents in connection herewith and delivered pursuant hereto;

(iii) Articles of Incorporation of the Borrower certified as of a recent date by the Secretary of the State of its incorporation; and

(iv) By-laws of the Borrower.

(f) The Borrower shall have delivered or caused to be delivered to the Lenders certificates of the appropriate government officials of the states of Nevada and Utah each bearing a recent date, to the effect that the Borrower is (as the case may be) a corporation, duly incorporated, validly existing, qualified to transact business and in good standing under the laws of the respective states.

(g) No event shall have occurred and be continuing (or would occur after giving effect to the Loans) which constitutes (or would constitute after giving effect to the Loans) an Event of Default or Default under this Agreement as of the Escrow Closing Date and a certificate to such effect signed by the President or a Vice President of the Borrower shall be delivered to the Lenders.

(h) Each and all of the representations and warranties of the Borrower in this Agreement and the other Loan Documents shall be true, correct and accurate as of the Escrow Closing Date and a certificate to such effect signed by the President or a Vice President of the Borrower shall be delivered to the Lenders.

(i) The Borrower shall have duly and timely performed each and all of its agreements and undertakings contained in this Agreement.

(j) The Lenders shall have received payment of all fees and reimbursement of all reasonable attorneys’ fees and expenses incurred through the Escrow Closing Date by the Lenders in connection with the preparation, negotiation and consummation of the loan transaction evidenced by this Agreement and the other Loan Documents.

(k) The Lenders shall have completed all due diligence deemed necessary in their sole discretion, and all such information revealed in connection with such due diligence shall be acceptable to the Lenders in their sole discretion.

(l) The Borrower shall have furnished to the Lenders one or more opinions of counsel acceptable to the Lenders as of the Escrow Closing Date, that:

(i) The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada;

(ii) The execution and delivery of this Agreement, the Notes, and the other Loan Documents executed on or before the Escrow Closing Date, the making of the borrowings contemplated hereby, and the granting of security as herein contemplated have been duly and validly authorized by the Borrower;

(iii) This Agreement, the Notes and the other Loan Documents have each been duly and validly executed and delivered by the parties thereto; and this Agreement, the Notes, and the other Loan Documents executed on or before the Escrow Closing Date are the legal, valid and binding obligations of the Borrower, under federal laws and regulations, and applicable laws and regulations of the State of Utah, and are enforceable in accordance with their terms, subject to such qualifications as the Lenders may approve;

(iv) The Collateral Documents executed on or before the Escrow Closing Date are effective to create valid, legal and enforceable Liens upon the Collateral described in each thereof.

(v) The Loans, as reflected in the Loan Documents executed on or before the Escrow Closing Date, are not usurious under applicable laws.

(vi) No approval of any Governmental Authority is required to enable the Borrower to consummate any transactions contemplated in this Agreement, the Notes, and other Loan Documents.

6.2 Final Closing Proceedings.  In the event the following conditions, in addition to those stated in other provisions of this Agreement, shall each have been and remain satisfied by the Borrower on the Final Closing Date or waived in writing by the Lenders, and the Lenders have not previously instructed the Escrow Agent to deliver the Escrow Funds to the Lenders, then (a) the Lenders shall make Advances in the aggregate amount of Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) on the Final Closing Date to the Escrow Agent and (b) the Borrower and the Lenders shall jointly instruct the Escrow Agent to disburse the Escrow Funds in accordance with the terms of the Escrow Agreement as described in Section 2.2(b) hereof (the Lenders having no obligation to make such Advances or to give such instructions in the event any one or more of such conditions has not been satisfied, or having previously been satisfied does not remain satisfied, on the Final Closing Date, in which case the Escrow Funds shall be distributed to the Lenders upon their written instructions to the Escrow Agent as provided in Section 2.2(c) hereof):

(a) A Confirmation Order shall have been entered and shall have become a Final Confirmation Order.

(b) The Borrower shall have duly and validly executed and delivered or caused to be executed and delivered to the Lenders the Collateral Documents, and all other Loan Documents, and each Collateral Document which is to be filed or recorded shall have been properly filed or recorded and the fees and Taxes, if any, for filing or recording the same shall have been paid by the Borrower.

(c) The Borrower, the Lenders and C&P (and its mortgagee, if any) shall have executed and delivered to the Lenders the Tri-Party Agreement.

(d)  The Borrower, the Lenders and the holders of the Related Party Debt shall have executed and delivered the Subordination Agreements to the Lenders.

(e) The issuance of the Bridge Shares to the Lenders shall have occurred, or shall occur simultaneously on the Final Closing Date with the closing of the transactions hereunder, in accordance with the provisions of the Stock Purchase Agreement.

(f) There shall have occurred no Material Adverse Change since the date of the most recent financial statement of the Borrower on file with the SEC.

(g) No event shall have occurred and be continuing (or would occur after giving effect to the Loans) which constitutes (or would constitute after giving effect to the Loans) an Event of Default or Default under this Agreement as of the Final Closing Date and a certificate to such effect signed by the President or a Vice President of the Borrower shall be delivered to the Lenders.

(h) Each and all of the representations and warranties of the Borrower in this Agreement and the other Loan Documents shall be true, correct and accurate as of the Final Closing Date and a certificate to such effect signed by the President or a Vice President of the Borrower shall be delivered to the Lenders.

(i) The Lenders shall have received (i) evidence satisfactory to it that the Collateral is all owned by the Borrower free and clear of any Liens (other than Permitted Liens) and, in the event any such Liens do exist, then the Lenders shall have received written releases or subordination agreements in Proper Form executed by each Person in whose favor a Lien exists and (ii) evidence satisfactory to it that the Columbia Mine is owned by C&P free and clear of any Liens and, in the event any such Liens do exist, then the Lenders shall have received written estoppels and agreements in Proper Form executed by each Person in whose favor a Lien exists.

(j) The Borrower shall have delivered or caused to be delivered to the Lenders an officers' certificate in Proper Form certifying the following matters to the Lenders:

(i) Resolutions of its Board of Directors, which resolutions shall authorize the execution, delivery and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which the Borrower is a party and which shall authorize the consummation and performance of the transactions contemplated hereby and thereby;

(ii) The incumbency of its officers with specimen signatures of its President, Vice President, Treasurer, Secretary and other officers who will sign this Agreement, the Notes or any of the other Loan Documents in connection herewith and delivered pursuant hereto;

(iii) Articles of Incorporation of the Borrower certified as of a recent date by the Secretary of the State of its incorporation; and

(iv) By-laws of the Borrower.

(k) The Borrower shall have delivered or caused to be delivered to the Lenders certificates of the appropriate government officials of the states of Nevada and Utah each bearing a recent date, to the effect that the Borrower is (as the case may be) a corporation, duly incorporated, validly existing, qualified to transact business and in good standing under the laws of the respective states.

(l) The Borrower shall have duly and timely performed each and all of its agreements and undertakings contained in this Agreement.

(m) The Lenders shall have received payment of all fees and reimbursement of all reasonable attorneys’ fees and expenses incurred through the Final Closing Date by the Lenders in connection with the preparation, negotiation and consummation of the loan transaction evidenced by this Agreement and the other Loan Documents.

(n) The Borrower shall have obtained and furnished to the Lenders evidence of the existence of insurance and endorsements thereto as required pursuant to the provisions of Section 4.12 hereof and shall have paid all premiums therefor.

(o) The Lenders shall have completed all due diligence deemed necessary in their sole discretion, and all such information revealed in connection with such due diligence shall be acceptable to the Lenders in their sole discretion.

(p) The Borrower shall have furnished to the Lenders one or more opinions of counsel acceptable to the Lenders as of the Final Closing Date, that:

(i) The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada;

(ii) The execution and delivery of this Agreement, the Notes, and the other Loan Documents executed on or before the Final Closing Date, the making of the borrowings contemplated hereby, and the granting of security as herein contemplated have been duly and validly authorized by the Borrower;

(iii) This Agreement, the Notes and the other Loan Documents have each been duly and validly executed and delivered by the parties thereto; and this Agreement, the Notes, and the other Loan Documents executed on or before the Final Closing Date are the legal, valid and binding obligations of the Borrower, under federal laws and regulations, and applicable laws and regulations of the State of Utah, and are enforceable in accordance with their terms, subject to such qualifications as the Lenders may approve;

(iv) The Collateral Documents executed on or before the Final Closing Date are effective to create valid, legal and enforceable Liens upon the Collateral described in each thereof.

(v) The Loans, as reflected in the Loan Documents executed on or before the Final Closing Date, are not usurious under applicable laws.

(vi) No approval of any Governmental Authority is required to enable the Borrower to consummate any transactions contemplated in this Agreement, the Notes, and other Loan Documents.

(vii) A Confirmation Order has been entered and has become a Final Confirmation Order.

6.3 General Proceedings.  All proceedings to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incident hereto or thereto, and all actions necessary to evidence, create, and perfect the security interests contemplated hereby, shall have been taken and be in Proper Form and the Lenders shall have received copies of all documents which it may reasonably request in connection with such transactions and all corporate proceedings with respect thereto, in Proper Form.

6.4 Sole Benefit of Lenders.  All conditions precedent to the obligation of the Lenders to make the Loans are imposed hereby solely for the benefit of the Lenders and no other party may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make the Loans in the absence of strict compliance with such conditions precedent.  Any requirement of this Agreement may be waived by the Lenders, in whole or in part, at any time.  Any requirement herein of submission of evidence of the existence or non-existence of a fact shall be deemed, also, to be a requirement that the fact shall exist or not exist, as the case may be, and without waiving any condition or obligation of the Borrower, the Lenders may at all times independently establish to its satisfaction such existence or non-existence.

Section 7

Events Of Default And Remedies

7.1 Events.  Any of the following events which shall occur and be continuing for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise, shall be considered an Event of Default as that term is used herein:

(a) The Borrower shall fail to pay any principal, interest, fees, or any other amounts payable under the Loan Documents when due.

(b) The Borrower shall fail to perform or observe any other term or covenant contained in any Loan Documents, other than those described in subsection (a), and such failure shall not be remedied within 5 days following the earlier of knowledge thereof by an officer of the Borrower or of written notice by the Lenders to the Borrower.

(c) Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries (or any of their officers) under or in connection with any Loan Documents shall have been materially incorrect or misleading in any material respect when made or deemed made.

(d) Any default shall occur in the performance of, or compliance with, any obligation of any party under the Columbia Mine Lease; or the validity or enforceability of the Columbia Mine Lease or any material provision thereof shall be contested by any party thereto; or any party to the Columbia Mine Lease shall deny that it has any or further liability or obligation thereunder or shall revoke or terminate or attempt to revoke or terminate the same.

(e) Any of the Loan Documents or any provision thereof shall, for any reason, not be valid and binding on the Borrower or any other party thereto; or any of the above shall not be in full force and effect, or shall be declared to be null and void; or the validity or enforceability of any of the Loan Documents shall be contested by the Borrower or any of its Subsidiaries or any Affiliate of any thereof, or any other party thereto; the Borrower or any of its Subsidiaries or other party to any thereof shall deny that it has any or further liability or obligation under its respective Loan Documents or shall revoke or terminate or attempt to revoke or terminate the same; or any default or breach under any provision of any Loan Documents shall continue after the applicable grace period, if any, specified in such Loan Documents.

(f) The Borrower or any of its Subsidiaries (including Hidden Splendor from and after the date a Confirmation Order has been entered) or C&P shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of, or allow to be appointed, a custodian, receiver, a trustee or liquidator of itself or of all or a substantial part of its assets, or (iii) file a petition for relief under or be the subject of an order for relief entered pursuant to a petition filed under, any bankruptcy or similar statute (whether Federal or State) relating to relief of debtors; or (iv) be the subject of any petition for relief filed against it under any bankruptcy or similar statute (whether Federal or State) relating to relief of debtors which shall not be vacated or dismissed within thirty (30) days after the filing thereof; or (v) dissolve, liquidate, reorganize, or be acquired by any Person(s).

(g) The Borrower or any of its Subsidiaries (including Hidden Splendor from and after the date a Confirmation Order has been entered) shall fail to pay any Debt or Contingent Liability when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure, shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Contingent Liability; the Borrower or any of its Subsidiaries shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt or Contingent Liability, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, or can result in acceleration of the maturity of such Debt or Contingent Liability; or any such Debt or Contingent Liability shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

(h) Any party shall commence any action, suit or proceeding against or affecting the Borrower or any of its Subsidiaries or any part of the Collateral or involving the validity or enforceability of this Agreement or any of the other Loan Documents or the priority of the Liens created by any of the other Loan Documents, at law or in equity, or before any governmental authority, which in the reasonable judgment of the Lenders materially impairs or would materially impair its interest in any part of the Collateral, the enforceability of this Agreement or any of the other Loan Documents or the Lenders' ability to collect the Indebtedness when due or to enforce the Obligations.

(i) The Borrower or any Subsidiary shall be required under any Environmental Law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which would constitute a Material Adverse Change, or (ii) to pay any penalty, fine, or damages in an aggregate amount of $100,000.00 or more.

(j) There shall occur judgments or fines (including, without limitation, pursuant to any civil or criminal action brought by any Governmental Authority) against the Borrower or any Subsidiary in the aggregate in excess of $100,000.00 at any one time outstanding that are either uninsured or for which the insurer fails to pay for more than 60 days and which are either final and unappealable or remain uncontested by such Person;

(k) Any lease, contract, permit, license or authorization of the Borrower or any of its Subsidiaries shall terminate or cease to be effective, which termination or cessation would be a Material Adverse Change.

(l) A Confirmation Order shall not have been entered and become a Final Confirmation Order by the Final Closing Date.

7.2 Remedies.  Upon the happening of any Default, the Lenders may, at their option and without notice, suspend any agreement to advance funds hereunder, without limiting its rights set out elsewhere in this Agreement as to the Loans hereunder.  Upon the happening of any Event of Default, Lenders may, at their option and without further notice:

(a) Cancel any agreement to advance funds hereunder without limiting its rights set out elsewhere in this Agreement as to loans hereunder;

(b) Declare the entire outstanding aggregate principal amount of the Notes (or any thereof) then outstanding hereunder, and the unpaid interest accrued thereon, immediately due and payable without notice and without presentment, demand, protest, or other notice, whether of default, intent to accelerate, acceleration or dishonor, or of any kind, all of which are hereby expressly waived by the Borrower;

(c) Pursue any other right or remedy pursuant to this Agreement, the Notes, the other Loan Documents or provided by law;

(d) Foreclose or seek to foreclose, by private or public sale, or by judicial or non-judicial means, any Collateral;

(e)  If any of the Escrow Funds are still held by the Escrow Agent, the Lenders may unilaterally instruct the Escrow Agent to release the Escrow Funds held in Escrow to the Lenders; and

(f) Exercise or pursue any one or more of the foregoing rights or remedies at any time or times, without prejudice to (or election as to) the exercise of any other rights(s), remedy or remedies thereafter, or concurrently therewith.

7.3 Cumulative Rights.  All rights available to the Lenders under the Loan Documents shall be cumulative of and in addition to all other rights granted thereto at law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not the Lenders shall have instituted any suit for collection or other action in connection with the Loan Documents.

7.4 Waivers.  The acceptance by the Lenders at any time and from time to time of partial payment of any amount owing under any Loan Documents shall not be deemed to be a waiver of any Event of Default then existing.  No waiver by the Lenders of any Event of Default shall be deemed to be a waiver of any Event of Default other than such Event of Default.  No delay or omission by the Lenders in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.

Section 8

Miscellaneous

8.1 Survival of Various Matters.  All covenants and agreements herein not fully performed before the date of this Agreement shall survive such date.

8.2 Notices.  All notices, requests and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person (including delivery by an express delivery service or by facsimile transmission during the recipient's regular business hours) to the officer of the Borrower or of the Lenders, respectively, named below, or two calendar days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed as follows:

If to Lenders:

Denly ACI Partners, Ltd.
13809 Research Blvd., Suite 810
Austin, Texas  78750
Attn: D. Mark von Waaden
Fax: 512. 401.6551

and

The von Waaden 2004 Revocable Trust
13809 Research Blvd., Suite 810
Austin, Texas  78750
Attn: D. Mark von Waaden
Fax: 512.401.6551

With a copy (which shall not constitute notice) to:

Graves, Dougherty, Hearon & Moody, P.C.
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Attn:  R. Clarke Heidrick
Fax:  512.480.5836

If to Borrower:

America West Resources, Inc.
57 West 200 South, Suite 400
Salt Lake City, Utah, 84101
Attn: Dan R. Baker, CEO
Fax: 801.521.3301

With a copy (which shall not constitute notice) to:

Brewer & Pritchard, P.C.
3 Riverway, Suite 1800
Houston, Texas  77056
Attn: Thomas C. Pritchard
Fax: 713.209.2921

Either party may, by proper written notice hereunder to the other party, change the address or the officer to which notices shall thereafter be sent to it.

8.3 Control.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give the Lenders rights to exercise control over the affairs or management of the Borrower or any of its Subsidiaries, the power of the Lenders being limited to the rights to exercise the remedies provided in the Loan Documents; provided, however, that if the Lenders becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal rights as it may have by being an owner of such stock or other equity interest in such Person.

8.4 Successors and Assigns.  All covenants and agreements herein contained by or on behalf of the Borrower and the Lenders shall bind their respective successors and assigns and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.  The Lenders reserves the right to sell or assign all or any portion of the Indebtedness and Obligations and to grant one or more participations or interests in the Indebtedness and Obligations.  The Lenders may, in connection with any participation or proposed participation, disclose to the participant or proposed participant any information relating to the Borrower furnished to the Lenders by or on behalf of the Borrower and its Subsidiaries.

8.5 Renewals.  All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, consolidation or rearrangement of any part of the indebtedness originally represented by the Notes.

8.6 No Waiver.  No course of dealing on the part of the Lenders or its trustees, officers or employees or any failure or delay by the Lenders with respect to exercising any right, power or privilege of the Lenders under this Agreement, the Notes or other Loan Documents shall operate as a waiver thereof.  The rights and remedies of the Lenders shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

8.7 Governing Law.  This Agreement, the Notes and the other Loan Documents shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Utah, except as federal law may apply.  The Borrower irrevocably agrees that any cause of action brought to enforce or interpret the provisions of this Agreement, the Notes or any of the other Loan Documents shall be brought in the district courts of Salt Lake County, Utah, or in the United States District Court for the Central District of Utah.

8.8 Non-Subordination.  The Notes shall never be in a position subordinate to any indebtedness owing to any other creditor of the Borrower.

8.9 Exhibits and Schedules.  The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.  In the event of any conflicts or inconsistencies, the terms and provisions of this Agreement shall control.

8.10 Severability.  In the event any one or more of the provisions contained in this Agreement or in the Notes, or in any of the other Loan Documents or any other instrument referred to herein or executed in connection with or as security for the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Notes, the other Loan Documents or any other instrument referred to herein or executed in connection with or as security for either of the Notes.  Furthermore, in lieu of such an illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, the Notes or any other Loan Document, as the case may be, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

8.11 Savings Clause.  It is not the intention of any party to any of the Loan Documents to make an agreement violative of the laws of any applicable jurisdiction relating to usury.  Regardless of any provision in any of the Loan Documents, the Lenders shall never be entitled to receive, collect or apply, as interest on the Indebtedness or Obligations, any amount which would cause the interest paid or payable thereon to exceed the Maximum Lawful Amount.  If the Lenders ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower.  In determining whether or not the interest paid or payable, under any specific contingency, would cause the interest to exceed the Maximum Lawful Amount, the Borrower and the Lenders shall, to the maximum extent permitted under applicable laws, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts, the total amount of interest among all of the Loans throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that if the Indebtedness or Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof would cause the interest to exceed the Maximum Lawful Amount, the Lenders shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, Lenders shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Lawful Amount.  This Section 8.11 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in any of the Loan Documents.

8.12 Counterparts.  To facilitate execution, this Agreement and the other Loan Documents may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof.  Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement and the other Loan Documents, (a) the signature pages taken from separate individually executed counterparts of this Agreement and the other Loan Documents may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature.  All executed counterparts of this Agreement and the other Loan Documents shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

8.13 Limitation of Remedies.  Anything contained in this Agreement and anything contained in the other Loan Documents to the contrary notwithstanding, in the event that the Lenders (i) fails or refuses to grant consent or approval when required by applicable law or when required hereunder or under any of the other Loan Documents for any matter or (ii) acts unreasonably or unreasonably withholds or delays acting in any circumstances where by law or hereunder or under any of the other Loan Documents there is an obligation to act reasonably or promptly (it being agreed that no such obligation is implied) the parties agree that the damages which might arise as a result of any such actions or inactions are incapable of accurate determination.  Accordingly, the parties agree that the remedies of specific performance and injunctive relief are and shall be the sole and exclusive remedies and relief of the Borrower with respect to such actions against the Lenders, and the Borrower hereby irrevocably and unconditionally waives all claims for damages with respect thereto.  Neither the Lenders, nor any Affiliate, trustee, officer, director, employee, attorney, or agent of the Lenders shall have any liability with respect to, and the Borrower, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower or any Subsidiary of the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement, any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Lenders or any of the Lenders' Affiliates, trustees, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the Notes, or any of the other Loan Documents.

8.14 Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

8.15 No Obligation to Make Advance.  No advances need be made by the Lenders under this Agreement or the Notes if such loan or advance should cause the Lenders to be in violation of any law, rule, regulation or interpretation of a governmental body applicable to the Lenders.

8.16 Role of Lenders.  Any term or condition hereof, or of any of the other Loan Documents to the contrary notwithstanding, the Lenders shall not have, and by their execution and acceptance of this Agreement hereby expressly disclaim, any obligation or responsibility for the management, conduct or operation of the business and affairs of the Borrower and its Subsidiaries, and any term or condition hereof, or of any of the other Loan Documents, permitting the Lenders to disburse funds, whether from the proceeds of the Loans, or otherwise, or to take or refrain from taking any action with respect to the Borrower, the Collateral or any other security for repayment of the Loans, shall be deemed to be solely to permit the Lenders to audit and review the management, operation and conduct of the business and affairs of the Borrower and its Subsidiaries, and to maintain and preserve the security given by the Borrower to the Lenders for the Loans and may not be relied upon by any other person.  Further, the Lenders shall not have, has not assumed and, by their execution and acceptance of this Agreement, hereby expressly disclaim any liability or responsibility for the repayment or performance of any indebtedness or obligation of the Borrower or its Subsidiaries, and no condition hereof, or of any of the other Loan Documents, shall be construed so as to deem the relationship between the Borrower and the Lenders to be other than that of borrower and lender, and the Borrower shall at all times represent that the relationship between the Borrower and the Lenders is solely that of borrower and lender. No provision in this Agreement or of any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Lenders to the Borrower or any of its Subsidiaries.

8.17 NO OTHER AGREEMENTS.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.18 WAIVER OF JURY.  THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE LENDERS IN THE ENFORCEMENT THEREOF OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE PROVISIONS THEREOF.

8.19 No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lenders shall have the right to act exclusively in the interest of the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

Signature Pages Follow

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COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO LOAN AGREEMENT AMONG DENLY ACI PARTNERS, LTD., A TEXAS LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AND DENNIS C. VON WAADEN, AND SALLY A. VON WAADEN, AS CO-TRUSTEES OFTHE VON WAADEN 2004 REVOCABLE TRUST (THE "TRUST"), AND AMERICA WEST RESOURCES, INC., A NEVADA CORPORATION (THE "BORROWER").

Denly ACI Partners, Ltd.,
a Texas limited partnership

By:            Denly ACI Mgt., LLC,
a Texas limited liability company

By:
Dennis C. von Waaden, Manager

By:
Sally A. von Waaden, Manager

Dennis C. von Waaden, Co-Trustee of The von Waaden 2004 Revocable Trust, created under agreement dated May 13, 2004

Sally A. von Waaden, Co-Trustee of The
von Waaden 2004 Revocable Trust, created under agreement dated May 13, 2004

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO LOAN AGREEMENT AMONG DENLY ACI PARTNERS, LTD., A TEXAS LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AND DENNIS C. VON WAADEN, AND SALLY A. VON WAADEN, AS CO-TRUSTEES OFTHE VON WAADEN 2004 REVOCABLE TRUST (THE "TRUST"), AND AMERICA WEST RESOURCES, INC., A NEVADA CORPORATION (THE "BORROWER").

America West Resources, Inc.,
a Nevada corporation

By:
Dan R. Baker,
Chief Executive Officer

ATTEST:

______________________________
Alex Walker, Secretary

COMPLIANCE CERTIFICATE

Date:  _________________

TO:            Denly ACI Partners, Ltd.
The von Waaden 2004 Revocable Trust

In accordance with the provisions of Section 4.1(d) of that certain Loan Agreement (as modified, amended, restated or replaced from time to time, the "Loan Agreement") dated as of October 9, 2009 by and among Denly ACI Partners, Ltd., a Texas limited partnership (the "Partnership"), and Dennis C. von Waaden, and Sally A. von Waaden, as Co-Trustees ofThe von Waaden 2004 Revocable Trust (the "Trust"), and America West Resources, Inc., a Nevada corporation (the "Borrower"), the undersigned, as the chief financial officer of the Borrower, hereby certifies as of ____________, 200__ (the "Certification Date") to the best of [his/her] knowledge to the following:

1.            As of the Certification Date, no Default or Event of Default had occurred [other than. Such Default or Event of Default is not continuing or, if continuing, the Borrower is taking the following steps to cure the same:.]

3.            Terms used herein and not otherwise defined are used with the same meanings given such terms in the Loan Agreement.

America West Resources, Inc.

By:
Name:
Title:

EXHIBIT  A
TO
LOAN AGREEMENT
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Document	Date Issued	Principal Amount	Party	Interest Rate	Due Date
John Thomas Bridge loan agreement 2 – June 08	6/25/08	$250,000.00	John Thomas Bridge & Opportunity Fund	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – Dan Baker – Sept 08	9/30/08	$ 50,000.00	Dan Baker	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – George Jarkesy – Sept 2008	9/30/08	$ 70,000.00	George Jarkesy	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – Jarkesy Foundation – Sept 2008	9/12/08	$ 20,000.00	The Jarkesy Foundation	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – John Thomas Fund – Sept 2008	9/12/08	$100,000.00	John Thomas Bridge & Opportunity Fund	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – John Thomas Fund – Sept 2008 - no 2	9/26/08	$100,000.00	John Thomas Bridge & Opportunity Fund	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
Promissory Note – John Thomas Fund – Sept 2008 - no 3	9/30/08	$ 50,000.00	John Thomas Bridge & Opportunity Fund	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.
	10/2/08	$100,000.00	John Thomas Bridge & Opportunity Fund	10%	12-31-08 or the closing of a $10 mill equity financing, whichever is earlier.

SCHEDULE 1.1
TO
LOAN AGREEMENT
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COLLATERAL

1.            The Columbia Mine Lease and all rights appurtenant thereto.

2.            The Escrow Agreement and Escrow Funds held by the escrow agent under the Escrow Agreement.

3.            All Operating Agreements.

SCHEDULE 4.8
TO
LOAN AGREEMENT
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